Exhibit 99.1

FOR IMMEDIATE RELEASE	New York, NY (July 28, 2009)

INTERPUBLIC ANNOUNCES SECOND QUARTER

AND FIRST HALF 2009 RESULTS

•	Global economic downturn impacts top line results, leading to 14.5% organic revenue decrease for the second quarter of 2009 and 10.5% organic decrease year-to-date
•	Organic decrease in operating expenses, excluding severance, was 11.8% for the second quarter of 2009 and 9.0% year-to-date

Summary

•	Revenue
o	Second quarter 2009 revenue of $1.47 billion, compared to $1.84 billion in the second quarter of 2008, with an organic revenue decrease of 14.5% compared to the prior period.
▪	Approximately 4% of organic revenue decrease attributable to decline from clients in the auto sector and in our events marketing discipline.
o	First half 2009 revenue of $2.80 billion, compared to $3.32 billion in 2008, with an organic revenue decrease of 10.5% relative to the prior period.

•	Operating Results

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

o

Operating income in the second quarter of 2009 was $96.9 million, compared to operating income of $200.6 million in 2008. For the first half of 2009, operating income was $15.0 million, compared to operating income of $142.8 million in 2008.

o

Severance charges recorded in the second quarter of 2009 were $29.9 million, compared to $10.7 million in 2008. For the first half of 2009, severance charges recorded were $71.5 million, compared to $24.6 million in 2008.

o	Operating margin was 6.6% and 0.5% for the three and six months ended June 30, 2009, respectively, compared to 10.9% and 4.3% for the three and six months ended June 30, 2008, respectively.

•	Net Results
o

Second quarter 2009 net income attributable to IPG was $27.8 million and net income available to IPG common stockholders was $20.9 million, or $0.04 per basic and diluted share. This compares to net income attributable to IPG a year ago of $95.1 million and net income available to IPG common stockholders of $88.1 million, or $0.19 per basic and $0.17 per diluted share.

o

Year-to-date 2009 net loss attributable to IPG was $39.2 million and net loss available to IPG common stockholders was $53.0 million, or ($0.11) per basic and diluted share. This compares to net income attributable to IPG a year ago of $32.3 million and net income available to IPG common stockholders of $18.2 million, or $0.04 per

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

basic and diluted share.

“Our second quarter results reflect the impact of the global economic downturn on our industry. We have responded to the difficult market conditions with effective cost control across the organization. We also recently took steps to further strengthen our balance sheet, which positions us to successfully move through the current economic turmoil,” said Michael I. Roth, Interpublic’s Chairman and CEO. “We believe that our company’s organic revenue result for the second half of 2009 should be consistent with the year-to-date performance. We also expect that, as a result of strong expense management, we can continue to realize cost savings throughout our business for the balance of the year. This will position us for significantly improved profitability in step with an economic recovery. All of our agencies are competitive in the marketplace and we are active in major pitches at the local and global level. The strength of our professional offering, coupled with our conservative and disciplined approach to financial management, are what will drive Interpublic’s long-term success.”

Operating Results

Revenue

Reported revenue of $1.47 billion in the second quarter of 2009 was down 19.7% compared with the same period in 2008. During the quarter, the effect of foreign currency translation was negative 7.1%, the impact of net acquisitions was positive 1.9% and the resulting organic decrease in revenue was 14.5%.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

For the first half of 2009, reported revenue was $2.80 billion, down 15.7% compared to the first half of last year. During the first half of 2009, the effect of foreign currency translation was negative 7.2%, the impact of net acquisitions was positive 2.0% and the resulting organic decrease in revenue was 10.5%.

Operating Expenses

During the second quarter of 2009, reported salaries and related expenses were $968.4 million, down 12.2% compared to the same period in 2008. Adjusted for currency effects and the effect of net acquisitions, salaries and related expenses decreased 7.5% organically. For the first half of 2009, reported salaries and related expenses decreased 9.4% to $1.96 billion. Adjusted for currency effects and the effect of net acquisitions, salaries and related expenses decreased 4.7% organically. Our staff cost ratio, which is salaries and related expenses as a percentage of revenue, increased to 65.7% from 60.1% in the second quarter of 2009, and to 70.2% from 65.3% in the first half of 2009 from the comparable prior year periods as our improvements in salaries and related expenses were outweighed by revenue reductions due primarily to the global recession.

Over the past nine months we have incurred approximately $120 million of severance expense related to the separation of approximately 4,100 employees, or 9% of our workforce.

During the second quarter of 2009, reported office and general expenses were $409.1 million, down 22.5% compared to the same period in 2008. After adjusting for currency effects and the effect of net acquisitions, office and general expenses decreased 16.2% organically. For the first half of 2009, reported office and general

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

expenses were $820.0 million, down 18.2% compared to the same period in 2008. After adjusting for currency effects and the effect of net acquisitions, office and general expenses decreased 12.5% organically.

Non-Operating and Tax

Net cash interest expense increased $3.7 million, or 15.9%, in the second quarter of 2009 compared to the same period in 2008. For the first half of 2009, net cash interest expense increased $4.8 million, or 10.6% compared to the same period in 2008.

Other expense was $23.3 million and $18.4 million for the three and six months ended June 30, 2009, respectively, which reflect a charge of $24.6 million incurred in the second quarter related to the early settlement of our tender offers for the 5.40% Notes due 2009 and 7.25% Notes due 2011.

The income tax provision in the second quarter of 2009 was $3.7 million, on income before income taxes of $36.6 million, compared to a provision of $79.1 million on income before income taxes of $176.9 million in the same period in 2008. The result for the second quarter of 2009 includes the recognition of certain previously unrecognized tax benefits in the amount of $23.4 million. The income tax benefit in the first half of 2009 was $21.7 million on loss before income taxes of $62.9 million, compared to a provision of $55.4 million on income before income taxes of $88.7 million in the same period in 2008. The effective tax rate for the second quarter of 2009 is 10.1%, compared to 44.7% for the same period a year ago. The effective tax rate for the first half of 2009 is 34.5%, compared to 62.5% for the same period a year ago.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Balance Sheet

At June 30, 2009, cash, cash equivalents and marketable securities totaled $1.77 billion, compared to $2.27 billion at the end of 2008 and $1.86 billion at the end of the second quarter of 2008. Total debt of $2.04 billion as of June 30, 2009 decreased from $2.12 billion as of December 31, 2008, primarily due to the purchase of our debt related to our tender offers.

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About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, Magna, McCann Erickson, Momentum, MRM Worldwide, Octagon, UM and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Campbell Mithun, Carmichael Lynch, Deutsch, Hill Holliday, Mullen, The Martin Agency and R/GA. For more information, please visit www.interpublic.com.

# # #

Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent annual report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example, on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy.
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•

risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail under Item 1A, Risk Factors, in our most recent annual report on Form 10-K.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

SECOND QUARTER REPORT 2009 AND 2008

(Amounts in Millions except Per Share Data)

(UNAUDITED)

	Three Months Ended June 30,
	2009	2008	Fav. (Unfav.) % Variance
Revenue:
United States	$847.1	$991.0	(14.5)%
International	627.3	844.7	(25.7)%
Total Revenue	1,474.4	1,835.7	(19.7)%

Operating Expenses:
Salaries and Related Expenses	968.4	1,103.2	12.2%
Office and General Expenses	409.1	527.8	22.5%
Restructuring and Other Reorganization-Related Charges	-	4.1	N/A
Total Operating Expenses	1,377.5	1,635.1	15.8%

Operating Income	96.9	200.6	(51.7)%
Operating Margin %	6.6%	10.9%

Expenses and Other Income:
Interest Expense	(45.1)	(53.0)
Interest Income	8.1	23.0
Other (Expense) Income, Net	(23.3)	6.3
Total (Expenses) and Other Income	(60.3)	(23.7)

Income before Income Taxes	36.6	176.9
Provision for Income Taxes	3.7	79.1
Income of Consolidated Companies	32.9	97.8
Equity in Net (Loss) Income of Unconsolidated Affiliates	(1.5)	0.5
Net Income	31.4	98.3
Net Income Attributable to Noncontrolling Interests [1]	(3.6)	(3.2)
Net Income Attributable to IPG [1]	27.8	95.1
Dividends on Preferred Stock	(6.9)	(6.9)
Allocation to Participating Securities	-	(0.1)
Net Income Available to IPG Common Stockholders [1]	$20.9	$88.1

Earnings Per Share Available to IPG Common Stockholders – Basic	$0.04	$0.19
Diluted	$0.04	$0.17
Weighted-Average Number of Common Shares Outstanding – Basic	467.1	460.5
Diluted	507.5	516.0

[1]	Effective January 1, 2009, we adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. Prior year amounts have been reclassified to conform to current period presentation.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

SECOND QUARTER REPORT 2009 AND 2008

(Amounts in Millions except Per Share Data)

(UNAUDITED)

	Six Months Ended June 30,
	2009	2008	Fav. (Unfav.) % Variance
Revenue:
United States	$1,628.5	$1,840.1	(11.5)%
International	1,171.2	1,480.8	(20.9)%
Total Revenue	2,799.7	3,320.9	(15.7)%

Operating Expenses:
Salaries and Related Expenses	1,964.9	2,168.0	9.4%
Office and General Expenses	820.0	1,002.8	18.2%
Restructuring and Other Reorganization-Related (Reversals) Charges	(0.2)	7.3	N/A
Total Operating Expenses	2,784.7	3,178.1	12.4%

Operating Income	15.0	142.8	(89.5)%
Operating Margin %	0.5%	4.3%

Expenses and Other Income:
Interest Expense	(79.9)	(110.7)
Interest Income	20.4	51.7
Other (Expense) Income, Net	(18.4)	4.9
Total (Expenses) and Other Income	(77.9)	(54.1)

(Loss) Income before Income Taxes	(62.9)	88.7
(Benefit of) Provision for Income Taxes	(21.7)	55.4
(Loss) Income of Consolidated Companies	(41.2)	33.3
Equity in Net (Loss) Income of Unconsolidated Affiliates	(1.0)	1.6
Net (Loss) Income	(42.2)	34.9
Net Loss (Income) Attributable to Noncontrolling Interests [1]	3.0	(2.6)
Net (Loss) Income Attributable to IPG [1]	(39.2)	32.3
Dividends on Preferred Stock	(13.8)	(13.8)
Allocation to Participating Securities	-	(0.3)
Net (Loss) Income Available to IPG Common Stockholders [1]	$(53.0)	$18.2

(Loss) Earnings Per Share Available to IPG Common Stockholders – Basic	$(0.11)	$0.04
Diluted	$(0.11)	$0.04
Weighted-Average Number of Common Shares Outstanding – Basic	465.6	459.9
Diluted	465.6	498.3

[1]	Effective January 1, 2009, we adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. Prior year

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax